Exhibit 99.1






                             P R E S S R E L E A S E
February 24, 2005

                                                         For Immediate Release
For More Information Contact:
                  Edward G. Kitz   or   Lynn Guyer
                  (414) 231-5000          (414) 231-6080

           Roundy's, Inc. sells two distribution centers to Nash Finch

(MILWAUKEE)--Today Roundy's, Inc. announced that it has agreed to sell two distribution centers in Ohio and Indiana and the related operations to Nash Finch Company for approximately $225 million. The transaction, which is subject to governmental approvals, is expected to close in thirty to sixty days. The distribution centers are located in Lima, Ohio and Westville, Ind. Nash Finch will offer employment to all employees at the two distribution centers.

"The sale of our Lima and Westville distribution operations is consistent with our strategy of focusing on and growing our retail operations, and to concentrate on our independent distribution business in the upper Midwest," said Robert Mariano, chairman and chief executive officer of Roundy's. "Our remaining Wisconsin based distribution centers, including our new 1.1 million square foot facility in Oconomowoc will efficiently service our company-owned stores and independent customers located primarily in Wisconsin, Minnesota and Illinois where we continue to expand our presence. I believe our existing Lima and Westville customers will be serviced well under the stewardship of Nash Finch."

The two distribution centers employ approximately 950 employees.

With annual sales in excess of $4.5 billion and 20,000 employees, Roundy's, Inc. is a Fortune 500 company and operates 126 retail grocery stores under the Pick `n Save, Copps and Rainbow Foods banners, primarily in Wisconsin, Minnesota and Illinois. Further information is available on the Company's website at www.roundys.com.

Nash Finch Company is a Fortune 500 company and one of the leading food distribution companies in the United States with nearly $4 billion in revenues. Nash Finch's food distribution business serves independent retailers and military commissaries in 27 states, the District of Columbia, Europe, Cuba, Puerto Rico, and Iceland. The Company also owns and operates retail stores primarily in the Upper Midwest. Further information is available on its website at www.nashfinch.com.

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